EXHIBIT 99.1

Exide Technologies Reports Fiscal 2010 Third Quarter Results

MILTON, Ga., Feb. 3, 2010 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2010 third quarter financial results, for the period ended December 31, 2009.

Highlights of Fiscal 2010 Third Quarter and Year-to-Date Results:

  Net sales for the fiscal 2010 third quarter of $746.5 million compared to $782.6 million in the prior year quarter on 10.5% lower unit volumes;
  Gross margin for the fiscal 2010 third quarter increased to 21.2% from 20.7% in the prior year period;
  Third quarter Adjusted EBITDA of $73.8 million compared to $73.0 million in the prior year quarter in spite of 4.6% lower net sales in the comparative periods as well as a one-time charge of $2.8 million in the current quarter;
  Adjusted net income for the fiscal 2010 third quarter was $18.2 million or $0.23 per share as compared to adjusted net income of $18.8 million or $0.24 per share in the fiscal 2009 comparative period; and
  Free cash flow generation for the nine months ended December 31, 2009 of $23.7 million while funding restructuring and capital investments of $120.0 million.

Third Quarter Consolidated Results

Fiscal 2010 third quarter consolidated net sales were $746.5 million as compared to net sales of $782.6 million in the fiscal 2009 third quarter. Net sales in the fiscal 2010 period were positively impacted by foreign currency translation of $57.4 million and price increases resulting from lead escalator agreements of $8.9 million, although offset by overall lower unit volumes ($102.4 million). The reduction in unit sales over the prior year period is driven by lower original equipment "(OE)" builds globally in Motive Power and in Transportation Americas, lower capital spending globally in the Network Power channels and lower aftermarket volumes in Transportation Americas. The lower aftermarket sales are the result of the previously announced transition of two accounts to competitors in North America. Unit volumes sold into the European transportation aftermarket continued to improve, increasing approximately 12% when compared with the fiscal 2009 third quarter.

Consolidated net income for the fiscal 2010 third quarter was $9.8 million or $0.12 per diluted share compared to a net income for the fiscal 2009 third quarter of $15.4 million or $0.20 per diluted share. The results for these comparable periods were impacted by the following items:

  The fiscal 2010 third quarter results include restructuring and related asset impairment charges of $10.7 million, net of tax, or ($0.13) per share ($11.6 million pre-tax) compared with net of tax restructuring and asset impairment charges in the third quarter of the prior fiscal year in the amount of $8.0 million or ($0.10) per share ($8.5 million pre-tax).
  The results of the fiscal 2010 third quarter include currency remeasurement gain, net of tax, in the amount of $0.9 million or $0.01 per share compared to a loss of $4.7 million, net of tax, or ($0.06) per share ($7.7 million pre-tax) in the fiscal 2009 third quarter.
  The fiscal 2010 third quarter includes unrealized gains from revaluation of warrants liability in the amount of $0.7 million or $0.01 per share compared to $7.1 million or $0.09 per share in the fiscal 2009 third quarter. Unrealized gains and losses from revaluation of warrants liability are not subject to income taxes.
  The fiscal 2010 third quarter includes reorganization items, net of tax, in the amount of $0.3 million or ($0.01) per share ($0.4 million pre-tax) compared to the corresponding fiscal 2009 period of $0.2 million or ($0.00) per share ($0.3 million pre-tax).
  The fiscal 2010 third quarter tax provision was impacted by $1.0 million or $0.01 per share due to valuation allowance decreases compared to $2.4 million or $0.03 per share one-time credit in the fiscal 2009 third quarter.

Excluding the impact of the above described, nonoperational items, adjusted net income for the fiscal 2010 third quarter was $18.2 million or $0.23 per share. This compares with adjusted net income for the comparable prior year period of $18.8 million or $0.24 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2010 third quarter was $73.8 million as compared with Adjusted EBITDA of $73.0 million in the prior fiscal year third quarter. Year over year Adjusted EBITDA improved by $0.8 million, which included a one-time charge of $2.8 million pre-tax to resolve a contract dispute pertaining to a prior long-term separator supply agreement. The current period results were also negatively impacted by pricing issues related to rising lead costs, primarily in our Industrial Energy Europe business. Additionally, fiscal 2010 third quarter results were negatively impacted by lower unit volume as compared to the prior year period, which resulted in lower fixed cost absorption.

Gross margin as a percent of net sales, increased to 21.2% in the fiscal 2010 third quarter, compared to 20.7% in the prior year period. Gordon A. Ulsh, Chief Executive Officer, said, "Our ongoing efforts to improve efficiencies and lower operating costs is evident in the third quarter with higher Adjusted EBITDA on lower net sales as compared to the prior year third quarter. We expect, assuming stable markets and a rational pricing environment, to achieve significantly higher Adjusted EBITDA for the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009."

Selling, general and administrative expenses for the fiscal 2010 third quarter decreased approximately 4% to $110.0 million versus the comparable prior year period of $114.8 million. Excluding the impact of unfavorable foreign currency translation of $7.5 million in the fiscal 2010 third quarter, selling, general and administrative expenses decreased approximately $12.3 million compared to the prior year period due to lower commercial costs and the Company's continued focus on spending controls.

Net interest expense decreased approximately 13% or $2.2 million to $15.3 million in the fiscal 2010 third quarter as compared to $17.5 million in the fiscal 2009 third quarter; the result of lower average debt outstanding and favorable impact of lower interest rates. At December 31, 2009, net debt decreased by $23.2 million to $565.5 million from $588.7 million at March 31, 2009.

Fiscal 2010 Nine Month Consolidated Results

The Company reported a net loss for the nine months ended December 31, 2009 of $52.2 million or ($0.69) per share as compared to a net loss of $5.1 million or ($0.07) per share in the prior year period. Adjusted net income for the nine months ended December 31, 2009 was $11.0 million or $0.15 per share. This compares to an adjusted net income of $51.5 million or $0.68 per share for the prior fiscal year nine month period.

Net sales for the first nine months of fiscal 2010 aggregated $1.97 billion as compared with $2.67 billion for the prior fiscal year period. Net sales in the fiscal 2010 period were negatively impacted by price reductions due to a decline in average lead prices period over period ($159.2 million) and approximately 21% overall lower unit volumes. Adjusted EBITDA for the nine months ended December 31, 2009 aggregated $142.6 million versus $212.3 million in the comparable prior year period. As a percent of net sales, gross margins for the first nine months of fiscal 2010 increased 150 basis points to 20.0% from 18.5% in the prior year period.

As of December 31, 2009, the Company had cash and cash equivalents of $103.5 million and $112.7 million availability under its revolving bank credit facility. This compares to cash and cash equivalents of $69.5 million and $130.6 million availability under the revolving bank credit facility at March 31, 2009. Free cash flow was $23.7 million for the nine months ended December 31, 2009 as compared to free cash flow of $74.7 million for the same period of fiscal 2009.

Segment Information for the Three and Nine Months Ended December 31, 2009

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2010 third quarter were $487.3 million as compared to $483.4 million in the same period of fiscal 2009. A weaker dollar against most foreign currencies resulted in favorable currency translation impact of approximately $30.1 million. Price increases resulting from lead escalator agreements positively impacted net sales by $8.5 million in the fiscal 2010 third quarter as compared to the same period of fiscal 2009. Unit volumes for the combined segments were 9% lower in the fiscal 2010 third quarter as compared to the fiscal 2009 period. Unit volumes for the European aftermarket were 12% higher in the fiscal 2010 third quarter as compared to the prior year period. Net sales for the first nine months of fiscal 2010 were $1.3 billion as compared to $1.6 billion for the same period of fiscal 2009 primarily due to lower unit volumes, unfavorable currency translation and price reductions due to lower average lead prices.

Adjusted EBITDA for the combined Transportation segments was $61.2 million in the fiscal 2010 third quarter versus $43.3 million in the comparable fiscal 2009 period. Adjusted EBITDA for the Transportation segments increased in the current fiscal quarter from the prior year period primarily due to savings achieved from restructuring initiatives and higher profits from recycling operations. Adjusted EBITDA for the first nine months of fiscal 2010 was $117.6 million versus $120.7 million for the comparable fiscal 2009 period.

The Company recently received notice from Walmart that it has decided to utilize a single-source other than the Company as its supplier of automotive batteries for its U.S. retail operations. Walmart purchases currently represent a significant portion of the Company's Transportation Americas sales.  The Company believes that the order phase outs will continue into the third quarter of fiscal 2011. The Company is actively pursuing other sales opportunities in an effort to minimize the impact of this decision on future revenues.

Ulsh said, "While we hope that we'll have an opportunity to regain some or all of this business in the future, we are optimistic that we can take steps to minimize the long-term impact associated with this transition. The transportation battery segment remains highly competitive, and we will continue our efforts to offer the best products and distribution network to current and future customers."

Industrial Energy Segments

Fiscal 2010 third quarter total net sales for the Company's combined Industrial Energy segments were $259.1 million, a decrease of 13% from the comparable fiscal 2009 period of $299.2 million; however, net sales improved 15% over the sequential fiscal 2010 second quarter net sales of $224.6 million. The year over year decrease was primarily due to an 18% decline in unit volumes for both motive power and network power products in the fiscal 2010 third quarter as compared to the prior fiscal year period. Net sales were impacted by favorable foreign currency translation of $27.3 million and lead related price increases due to lead escalator agreements of approximately $0.4 million over the prior year period. Net sales for the first nine months of fiscal 2010 were $699.3 million as compared to $1.04 billion for the same period of fiscal 2009 primarily due to lower unit volumes, unfavorable currency translation and price reductions due to lower average lead prices.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2010 third quarter totaled $16.1 million versus $37.6 million in the fiscal 2009 third quarter. This decrease is primarily due to lower sales volumes for motive power and network power products. Measured sequentially, fiscal third quarter Adjusted EBITDA improved 34% when compared to the fiscal 2010 second quarter of $12.0 million. "We believe the sequential improvement of both net sales and Adjusted EBITDA from the fiscal 2010 second to the third quarter indicates stabilization of the overall economy and the markets we serve," Ulsh said. Adjusted EBITDA for the first nine months of fiscal 2010 was $41.7 million versus $113.6 million for the comparable fiscal 2009 period.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, butnot in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, February 5, 2010 at 9:00 a.m. Eastern Time.

Conference call details:
   Dial-in number for US/Canada: 877-296-1542
   Dial-in number for international callers: 706-679-5918
   Conference ID: 50380781

A telephonic replay of the conference call is available:
   Dates: from 12:00 p.m. ET February 5, 2010 to 11:59 p.m. ET February 19, 2010
   Domestic dial-in: 800-642-1687
   International dial-in: 706-645-9291
   Passcode: 50380781

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in the Americas and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for certain of its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, (xiii) the loss of one or more of the Company's major customers for its industrial or transportation products, (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) the ability of the Company's customers to pay for products and services in light of liquidity constraints resulting from global economic conditions and restrictive credit markets, and (xvi) those risk factors described in the Company's fiscal 2009 Form 10-K filed on June 4, 2009 and the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2009.

The Company cautions each reader of this report to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. The Company undertakes no obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
NET SALES	$746,472	$782,602	$1,971,141	$2,668,050
COST OF SALES	588,274	620,587	1,576,353	2,174,671
Gross profit	158,198	162,015	394,788	493,379

EXPENSES:
Selling, marketing and advertising	65,312	72,483	194,431	231,009
General and administrative	44,699	42,341	133,998	133,001
Restructuring	9,324	7,783	55,421	19,661
Other expense (income), net	664	(429)	(9,737)	24,085
Interest expense, net	15,266	17,532	44,803	55,158
	135,265	139,710	418,916	462,914

Income (loss) before reorganization items and income taxes	22,933	22,305	(24,128)	30,465
REORGANIZATON ITEMS, NET	388	409	1,262	1,344
INCOME TAX PROVISION	12,524	6,367	26,526	33,245
Net income (loss)	10,021	15,529	(51,916)	(4,124)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	249	102	275	996
Net income (loss) attributable to Exide Technologies	$9,772	$15,427	$(52,191)	$(5,120)

EARNINGS (LOSS) PER SHARE
Basic	$0.13	$0.20	$(0.69)	$(0.07)
Diluted	$0.12	$0.20	$(0.69)	$(0.07)

WEIGHTED AVERAGE SHARES
Basic	76,028	75,589	75,923	75,474
Diluted	80,792	79,386	75,923	75,474

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	December 31, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$103,509	$69,505
Receivables, net of allowance for doubtful accounts of $33,167 and $28,855	511,421	497,841
Inventories	441,053	420,815
Prepaid expenses and other	15,854	17,427
Deferred financing costs, net	5,034	4,890
Deferred income taxes	29,195	33,005
Total current assets	1,106,066	1,043,483
Property, plant and equipment, net	604,816	586,261
Other assets:
Goodwill	4,384	4,022
Other intangibles, net	182,748	175,311
Investments in affiliates	2,208	2,048
Deferred financing costs, net	8,702	12,134
Deferred income taxes	41,348	51,272
Other	34,106	25,656
	273,496	270,443
Total assets	$1,984,378	$1,900,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$9,528	$6,977
Current maturities of long-term debt	4,881	5,048
Accounts payable	319,798	261,652
Accrued expenses	297,301	279,447
Warrants liability	605	1,143
Total current liabilities	632,113	554,267
Long-term debt	654,633	646,180
Noncurrent retirement obligations	210,486	197,403
Deferred income taxes	28,544	30,229
Other noncurrent liabilities	129,124	130,041
Total liabilities	1,654,900	1,558,120
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 75,586 and 75,499 shares issued and outstanding	756	755
Additional paid-in capital	1,117,720	1,111,001
Accumulated deficit	(839,472)	(787,281)
Accumulated other comprehensive income	34,066	1,752
Total stockholders' equity attributable to Exide Technologies	313,070	326,227
Noncontrolling interests	16,408	15,840
Total stockholders' equity	329,478	342,067
Total liabilities and stockholders' equity	$1,984,378	$1,900,187

EXIDE TECHNOLOGIES AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)
	For the Nine Months Ended
	December 31, 2009	December 31, 2008
Cash Flows From Operating Activities:
Net loss	$(51,916)	$(4,124)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	67,357	73,761
Unrealized gain on warrants	(538)	(6,591)
Net loss on asset sales / impairments	8,474	1,820
Deferred income taxes	9,297	7,400
Provision for doubtful accounts	4,165	6,509
Non-cash stock compensation	8,371	3,844
Reorganization items, net	1,262	1,344
Amortization of deferred financing costs	3,760	3,833
Currency remeasurement (gain) loss	(17,158)	33,572
Changes in assets and liabilities —
Receivables	14,793	122,733
Inventories	7,127	35,698
Prepaid expenses and other	2,620	(3,320)
Payables	43,195	(118,778)
Accrued expenses	(4,861)	(6,703)
Noncurrent liabilities	(3,969)	(21,579)
Other, net	(10,501)	(8,941)
Net cash provided by operating activities	81,478	120,478

Cash Flows From Investing Activities:
Capital expenditures	(58,556)	(58,666)
Proceeds from sales of assets, net	805	12,892
Net cash used in investing activities	(57,751)	(45,774)

Cash Flows From Financing Activities:
Increase in short-term borrowings	1,514	105
Decrease in borrowings under Senior Secured Credit Facility	(2,266)	(2,255)
Increase (decrease) in other debt	7,480	(6,618)
Acquisition of noncontrolling interests in subsidiaries / other	(1,651)	428
Net cash provided by (used in) financing activities	5,077	(8,340)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5,200	(8,498)

Net Increase In Cash and Cash Equivalents	34,004	57,866
Cash and Cash Equivalents, Beginning of Period	69,505	90,547
Cash and Cash Equivalents, End of Period	$103,509	$148,413

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$27,754	$41,080
Income taxes (net of refunds)	$2,986	$10,492

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2009

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$26.7	$19.9	$4.9	($5.0)	($36.7)	$9.8
Interest expense, net	--	--	--	--	15.3	15.3
Income tax provision	--	--	--	--	12.5	12.5

EBIT	26.7	19.9	4.9	(5.0)	(8.9)	37.6

Depreciation and amortization	7.3	4.7	2.8	5.4	1.7	21.9
Reorganization items, net	--	--	--	--	0.4	0.4
Restructuring	1.3	2.2	--	5.5	0.3	9.3
Currency remeasurement (gain) loss	(0.8)	(0.1)	0.1	--	0.5	(0.3)
Noncontrolling interest	--	--	--	--	0.3	0.3
Unrealized gain on revaluation of warrants	--	--	--	--	(0.7)	(0.7)
(Gain) loss on sale/impairment of assets	--	(0.1)	0.1	2.5	(0.2)	2.3
Other, principally non cash stock compensation expense	--	0.1	(0.1)	(0.1)	3.1	3.0

Adjusted EBITDA	$34.5	$26.7	$7.8	$8.3	$(3.5)	$73.8

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$20.7	$2.9	$9.1	$16.2	($33.5)	$15.4

Interest expense, net	--	--	--	--	17.6	17.6
Income tax provision	--	--	--	--	6.3	6.3

EBIT	20.7	2.9	9.1	16.2	(9.6)	39.3

Depreciation and amortization	7.7	5.3	2.4	5.8	1.3	22.5
Take Charge!	--	0.3	--	--	--	0.3
Reorganization items, net	--	--	--	--	0.3	0.3
Restructuring	0.2	2.9	--	4.4	0.3	7.8
Currency remeasurement loss (gain)	3.1	0.3	(0.9)	--	5.2	7.7
Noncontrolling interest	--	--	--	--	0.1	0.1
Unrealized gain on revaluation of warrants	--	--	--	--	(7.1)	(7.1)
Loss on sale/impairment of assets	0.1	0.1	0.1	0.4	--	0.7
Other, principally non cash stock compensation expense	--	(0.3)	0.2	(0.1)	1.6	1.4

Adjusted EBITDA	$31.8	$11.5	$10.9	$26.7	$(7.9)	$73.0

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2009

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$54.2	$0.7	$10.6	($29.7)	($88.0)	($52.2)
Interest expense, net	--	--	--	--	44.8	44.8
Income tax provision	--	--	--	--	26.5	26.5

EBIT	54.2	0.7	10.6	(29.7)	(16.7)	19.1

Depreciation and amortization	21.3	15.7	7.9	17.5	5.0	67.4
Reorganization items, net	--	--	--	--	1.3	1.3
Restructuring	5.4	22.1	0.2	26.4	1.3	55.4
Currency remeasurement (gain) loss	(1.3)	(0.7)	1.0	(0.5)	(15.7)	(17.2)
Noncontrolling interest	--	--	--	--	0.3	0.3
Unrealized gain on revaluation of warrants	--	--	--	--	(0.5)	(0.5)
Loss (gain) on sale/impairment of assets	0.3	(0.1)	0.1	8.3	(0.1)	8.5
Other, principally non cash stock compensation expense	--	--	--	(0.1)	8.4	8.3

Adjusted EBITDA	$79.9	$37.7	$19.8	$21.9	$(16.7)	$142.6

FOR THE NINE MONTHS ENDED DECEMBER 31, 2008

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$71.2	($4.3)	$35.8	$38.6	($146.4)	($5.1)

Interest expense, net	--	--	--	--	55.2	55.2
Income tax provision	--	--	--	--	33.2	33.2

EBIT	71.2	(4.3)	35.8	38.6	(58.0)	83.3

Depreciation and amortization	23.0	19.6	6.8	19.3	5.1	73.8
Take Charge	--	0.6	--	--	--	0.6
Reorganization items, net	--	--	--	--	1.3	1.3
Restructuring	0.9	5.9	--	12.4	0.5	19.7
Currency remeasurement loss (gain)	3.4	0.3	(1.1)	--	31.0	33.6
Noncontrolling interest	--	--	--	--	1.0	1.0
Unrealized gain on revaluation of warrants	--	--	--	--	(6.6)	(6.6)
Loss on sale/impairment of assets	0.1	--	0.8	0.9	--	1.8
Other, principally non cash stock compensation expense	--	--	0.1	--	3.7	3.8

Adjusted EBITDA	$98.6	$22.1	$42.4	$71.2	$(22.0)	$212.3

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q3 FY10
Net sales	$238.8	$248.5	$56.8	$202.4	$--	$746.5
Adjusted EBITDA	34.5	26.7	7.8	8.3	(3.5)	73.8

Q3 FY09
Net sales	$273.1	$210.3	$64.7	$234.5	$--	$782.6
Adjusted EBITDA	31.8	11.5	10.9	26.7	(7.9)	73.0

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q3 YTD FY10
Net sales	$694.3	$577.4	$173.3	$526.1	$--	$1,971.1
Adjusted EBITDA	79.9	37.7	19.8	21.9	(16.7)	142.6

Q3 YTD FY09
Net sales	$895.1	$731.5	$230.7	$810.7	$--	$2,668.0
Adjusted EBITDA	98.6	22.1	42.4	71.2	(22.0)	212.3

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW (in millions)

	FOR THE NINE MONTHS ENDED
	December 31, 2009	December 31, 2008

Net cash provided by operating activities	$81.5	$120.5

Net cash used in investing activities	(57.8)	(45.8)

Free Cash Flow	$23.7	$74.7

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(in millions, except per share data)

	FOR THE THREE MONTHS ENDED
	December 31, 2009		December 31, 2008
	Dollars	Per Share	Dollars	Per Share

Net earnings	$9.8	$0.12	$15.4	$0.20

Decreases in tax valuation allowance	(1.0)	(0.01)	(2.4)	(0.03)

Reorganization items, net of tax	0.3	0.01	0.2	--

Restructuring and impairment, net of tax	10.7	0.13	8.0	0.10

Currency remeasurement (gain) loss, net of tax	(0.9)	(0.01)	4.7	0.06

Unrealized gain on revaluation of warrants	(0.7)	(0.01)	(7.1)	(0.09)

Non-GAAP Adjusted Net Income / EPS	$18.2	$0.23	$18.8	$0.24

	FOR THE NINE MONTHS ENDED
	December 31, 2009		December 31, 2008
	Dollars	Per Share	Dollars	Per Share

Net loss	$(52.2)	$(0.69)	$(5.1)	$(0.07)

Increases in tax valuation allowance	12.0	0.16	21.4	0.28

Reorganization items, net of tax	0.8	0.01	0.8	0.01

Restructuring and impairment, net of tax	60.6	0.81	20.2	0.27

Currency remeasurement (gain) loss, net of tax	(9.7)	(0.13)	20.8	0.28

Unrealized loss on revaluation of warrants	(0.5)	(0.01)	(6.6)	(0.09)

Non-GAAP Adjusted Net Income / EPS	$11.0	$0.15	$51.5	$0.68

CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
            404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          carol.knies@exide.com